Terry F. Schwartz
Direct Tel: (404) 815-3731
Direct Fax: (404) 685-7031
Email: tschwartz@sgrlaw.com

May 14, 2007
Board of Directors
Simtrol, Inc,
2200 Norcross Parkway
Suite 255
Norcross, Georgia 30071

Re: Simtrol, Inc. - Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel for Simtrol, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof relating to the offer and sale of 19,510,200 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company by certain security holders of the Company.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-B.

In connection with rendering our opinion herein, we have examined the following:

(1) the Certificate of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware;

(2) the By-laws of the Company, as amended;

(3) unanimous written consents of the board of directors of the Company, taken as of February 15, 2007 and April 30, 2007; and

(4) the Registration Statement.

In our examination of documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that the (i) 9,400,000 shares of Common Stock covered by the Registration Statement underlying outstanding Series B Convertible Preferred Stock of the Company (the “Series B Preferred”) have been legally authorized by the Company and, when issued in accordance with the terms of such Series B Preferred, will be validly issued, fully paid and non-assessable, and (ii) 10,110,200 shares of Common Stock covered by the Registration Statement underlying outstanding common stock purchase warrants of the Company (the “Warrants”) have been legally authorized by the Company, and when issued in accordance with the terms of such Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

Very truly yours,

Smith, Gambrell & Russell, LLP

By: /s/ Terry F. Schwartz
Terry F. Schwartz